Exhibit 99.1


March 2, 2011

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER OF 2010

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a $92,000 increase in the earnings for 2010 compared to the same time period in 2009. Earnings are $4,940,000, or fully diluted 2010 earnings per share of $1.81, compared to $4,848,000, or fully diluted earnings per share of $1.77 for the same period of 2009.

Earnings for the fourth quarter were $1,239,000, or $0.46 per share assuming dilution. For the same period last year earnings were $1,423,000, or $0.52 per share assuming dilution.

Kentucky Bank ranks 14th in size among the 179 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795